Exhibit 10(nn)

MBNA CORPORATION

1997 LONG TERM INCENTIVE PLAN

(as amended effective April 24, 2000 and restated, as adjusted for July 2002 stock split and as further amended effective April 15, 2005 and restated)

1.	Establishment

MBNA Corporation (the “Corporation”) hereby establishes the 1997 LONG TERM INCENTIVE PLAN (the “Plan”). The Plan permits the grant of stock options and restricted share awards for shares of the Corporation’s Common Stock (“Common Stock”).

2.	Administration

The Plan shall be administered by the Board of Directors of the Corporation or a committee (“Committee”) of the Board of Directors. All references herein to “Committee” shall mean the Board of Directors if no committee of the Board of Directors is appointed or otherwise authorized to act on a particular matter. The Committee shall have all power and authority necessary to administer the Plan, including but not limited to the power to select persons to participate in the Plan, determine the terms of grants made under the Plan, interpret the Plan and adopt such policies for carrying out the Plan as it may deem appropriate. The decisions of the Committee on all matters relating to the Plan shall be conclusive.

3.	Shares Available for the Plan; Limitations

(a) Shares of Common Stock may be issued by the Corporation pursuant to incentive or nonqualified stock options or restricted share awards granted under the Plan.

(b) On any given date, the maximum number of shares of Common Stock with respect to which option and restricted share awards may be made pursuant to the Plan shall be equal to the number of shares of Common Stock which, when added to the number of shares of Common Stock subject to outstanding option and restricted share awards immediately prior to the grant, equals 10% of “fully diluted shares outstanding” immediately after the grant. “Fully diluted shares outstanding” for purposes of the Plan shall mean all issued and outstanding shares of Common Stock, including restricted shares, and shares of Common Stock subject to all outstanding options. If the Corporation has outstanding securities convertible into or exercisable for shares of Common Stock, the shares of Common Stock into which the securities may be converted or for which the securities may be exercised shall also be included in “fully diluted shares outstanding.”

(c) In addition to the limitation in Section 3(b), the maximum number of restricted shares which may be granted in any calendar year beginning in 1999 is 3,000,000.

(d) For purposes of the formula and limitation in Sections 3(b) and 3(c), restricted shares shall not include restricted shares issued in lieu of payment of cash bonuses under the Corporation’s Senior Executive Performance Plan or other annual bonus plans.

(e) In addition to the limitation in Section 3(b), the maximum number of shares of Common Stock with respect to which incentive stock options may be granted from April 26, 1999 through the remaining term of the Plan is 15,000,000.

(f) The maximum number of shares of Common Stock with respect to which options may be granted pursuant to the Plan in any calendar year to any one participant is 3,375,000.

(g) In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, share exchange, consolidation, substantial distribution of assets, or any other change in the corporate structure or shares of the Corporation, the maximum numbers of shares provided in Sections 3(b), 3(c), 3(e) and 3(f), but not Section 5(e), and the kinds of shares under the Plan shall be appropriately adjusted.

4.	Participation

Participation in the Plan is limited to officers, directors, key employees, consultants and advisors of the Corporation and its subsidiaries selected by the Committee. Only officers and key employees of the Corporation and its subsidiaries are eligible to receive incentive stock options.

5.	Stock Options

(a) The Committee may from time to time grant to participants non-qualified stock options or incentive stock options.

(b) The price per share payable upon the exercise of each option shall not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted.

(c) The Committee shall determine all terms and conditions of options, including but not limited to the period for exercise, the expiration date and any conditions to exercise. The Committee may amend or modify the terms of any outstanding option grant except that the Committee may not reprice any outstanding option grant.

(d) Options may be exercised in any manner approved by the Committee. If authorized by the Committee, a participant may deliver Common Stock, including shares acquired upon exercise of the option, to pay the exercise price or withholding taxes in connection with exercise of an option.

(e) Each person who becomes a nonemployee director of the Corporation shall be granted an option to purchase 5,000 shares of Common Stock on the date the person becomes a director and each person who is a nonemployee director on January 2 of each year beginning in 1998 shall be granted an option to purchase 5,000 shares of Common Stock on that date or the next day the New York Stock Exchange is open for trading. The exercise price shall be the closing price of the Common Stock on the New York Stock Exchange on the grant date. All nonemployee director’s options are exerciseable immediately following the effective date of the grant, shall have a term of ten years, and shall expire 90 days after the grantee is no longer a director.

6.	Restricted Share Awards

The Committee may from time to time make restricted share awards of shares of Common Stock to participants in such amounts and on such terms as it determines. Each award of shares shall specify the restrictions on the shares. The Committee may waive or modify any restriction. A restricted share award may provide for the issuance of Common Stock at the time such award is made, when such award vests, or at any other date thereafter, as determined by the Committee.

7.	Deferral of Shares

A director, employee or other holder of a stock option or restricted share award may defer delivery of shares of Common Stock issuable upon exercise of a stock option or upon the vesting of a restricted share award pursuant to policies approved by the Committee. Deferral arrangements may include the issuance of deferred share units, the issuance of shares to a trust, or other arrangements approved by the Committee. The arrangements may include the payment of dividend equivalents on deferred share units if approved by the Committee.

8.	Amendment and Termination of the Plan

The Plan may be amended or terminated at any time by the Board of Directors. The Board of Directors may condition any amendment of the Plan on approval by the stockholders of the Corporation. No further grants may be made under the Plan after December 31, 2006.

AMENDMENT TO

MBNA CORPORATION 1997 LONG TERM INCENTIVE PLAN

Instrument of Amendment

THIS INSTRUMENT is executed by BANK OF AMERICA CORPORATION, a Delaware corporation with its principal office and place of business in Charlotte, North Carolina (the “Corporation”).

Statement of Purpose

MBNA Corporation (“MBNA”) previously adopted the MBNA Corporation 1997 Long Term Incentive Plan (the “Plan”) for the benefit of eligible employees and reserved the right to amend the same from time to time. Effective as of the consummation of the transactions contemplated by the Agreement and Plan of Merger dated June 30, 2005 between MBNA and the Corporation, MBNA merged with the Corporation, and the Corporation assumed sponsorship of the Plan. By this Instrument the Corporation is amending the Plan to provide for the Plan’s compliance with the requirements of Internal Revenue Code (“Code”) Section 409A, to the extent applicable.

NOW, THEREFORE, the Corporation hereby amends the Plan as follows effective as of January 1, 2005:

1.        Section 7 of the Plan shall be deleted in its entirety and shall be replaced with the following:

“Reserved.”

2.        A new Section 9 shall be added to the Plan to read as follows:

“9.	Compliance with Section 409A of the Code

The Plan and any grant thereunder is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and shall be administered and interpreted consistently with this intent.”

IN WITNESS WHEREOF, Bank of America Corporation has caused this Instrument to be duly executed on the 15th day of December, 2006.

BANK OF AMERICA CORPORATION

By:	/s/ J. Steele Alphin
J. Steele Alphin, Global Human Resources
Executive